Exhibit 23.1

CHISHOLM, BIERWOLF, NILSON & MORRILL, LLC Certified Public Accountants Phone (801) 292-8756 • Fax (801) 292-8809 • www.cbnmcpa.com	Todd D. Chisholm Nephi J. Bierwolf Troy F. Nilson Douglas W. Morrill

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

June 11, 2010

Board of Directors
Secure Luggage Solutions, Inc.
Phoenix, AZ

We hereby consents to the use in this Registration Statement on Amended Form S-1 of our report dated March 24, 2010, relating to the financial statements of Secure Luggage Solutions, Inc, a Delaware Corporation, for the periods ended December 31, 2009 and 2008 which appears in such Registration Statement.

Sincerely,

Chisholm, Bierwolf, Nilson & Morrill, LLC

PCAOB Registered, Members of AICPA, CPCAF and UACPA

533 West 2600 South, Suite 25 • Bountiful, Utah 84010	12 South Main, Suite 208, Layton, Utah 84041